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                                                                       Exhibit 2

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, together with the Exhibits A, B, C(1), C(2) and D and Schedules 3(a), 3(d) and 3(j), attached hereto and hereby incorporated by reference (collectively, this "Agreement"), dated as of February 28, 1997 by and between MEHL/Biophile International Corporation, a Delaware corporation, with headquarters located at 4217 N.W. 27th Lane, Gainesville, Florida 32606 (the "Company"), and Clearwater Fund IV, LLC, a Delaware limited liability company ("Clearwater IV") and Clearwater Offshore Fund Ltd., a corporation organized under the International Business Companies Act of the Commonwealth of the Bahamas ("Clearwater Offshore") (Clearwater IV and Clearwater Offshore are hereinafter sometimes collectively referred to as the "Buyers").

         WHEREAS:

         A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

         B. The Buyers wish to purchase, in the amounts and upon the terms and conditions stated in this Agreement, shares of the Company's 5% Cumulative Convertible Preferred Stock, Series D, $10 par value per share (the "Preferred Shares"), which shall be convertible into shares of the Company's Common Stock (the "Common Stock"), $.01 par value, (as converted, the "Conversion Shares"), and pursuant to which certain shares of Common Stock may be issued to the Buyers in accordance with Section 2(c) of the Certificate of Designation therefor (the "Damage Shares); and

         C. Contemporaneously with the execution and delivery of this Agreement,
(i) the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws, and (ii) the Company and GFL and Performance Fund Ltd. ("GFL") are executing and delivering a side letter agreement in the form attached hereto as Exhibit B (the "Side Letter Agreement").

         NOW THEREFORE, the Company and the Buyers hereby agree as follows:

1. PURCHASE AND SALE OF PREFERRED SHARES.

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         a. Purchase of Preferred Shares. Subject to Sections 6 and 7, below,

the Company shall issue and sell to the Buyers and the Buyers shall purchase an aggregate of 10,000 Preferred Shares which shall be convertible into Conversion Shares in accordance with the terms of the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series D in the form attached hereto as Exhibit C (the "Certificate of Designation"). The per share purchase price of the Preferred Shares shall be One Thousand Dollars ($1,000). Subject to Sections 6 and 7, below, Clearwater IV shall purchase 8,000 of such Preferred Shares and Clearwater Offshore shall purchase 2,000 of such Preferred Shares.

         b. Closing Date. The date and time of the issuance and sale of the Preferred Shares shall be 5:00 p.m. Eastern Standard Time on February 28, 1997 (the "Closing Date").

         c. Closing. Subject to Section 6 and 7, below, the Buyers shall, at the closing of the transactions contemplated by this Agreement (the "Closing"), pay the purchase price for the Preferred Shares (the "Purchase Price") by wire transfer of immediately available United States Dollars to the Company on the Closing Date, and the Company shall promptly deliver a stock certificate, duly executed on behalf of the Company, representing the Preferred Shares (the "Stock Certificate") to the Buyer.

2. BUYER'S REPRESENTATIONS AND WARRANTIES

         The Buyers represent and warrant to the Company that:

         a. Investment Purpose. The Buyers are purchasing the Preferred Shares for its own account for investment only and not with a view towards, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act.

         b. Accredited Investor Status. The Buyers are "accredited investors" as that term is defined in Rule 501(a)(3) of Regulation D.

         c. Reliance on Exemptions. The Buyers understand that the Preferred Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyers' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyers set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyers to acquire the Preferred Shares.

         d. Information. The Buyers and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Preferred Shares which have been requested by the Buyers. The Buyers and their advisors, if any, have been afforded the opportunity to ask questions of the Company and have received answers that to their

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knowledge are complete and satisfactory. The Buyers understand that their investment in the Preferred Shares involves a high degree of risk. The Buyers have sought such accounting, legal and tax advice as they have considered necessary to an informed investment decision with respect to their acquisition of the Preferred Shares.

         e. Governmental Review. The Buyers understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Shares or the fairness or suitability of the investment in the Preferred Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Preferred Shares.

         f. Transfer or Resale. The Buyers understand that (i) except as provided in the Registration Rights Agreement, the Preferred Shares, the Conversion Shares, and the Damage Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Buyers shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or any state securities laws.

         g. Legends. The Buyers understand that the Preferred Shares and, until such time as the Conversion Shares and the Damage Shares (collectively, the "Registrable Securities") have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Registrable Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY

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                  ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED

                  UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Preferred Shares or any Registrable Securities upon which it is stamped, if, unless otherwise required by state securities laws, (a) the sale of such Preferred Shares or Registrable Securities is registered under the 1933 Act, or (b) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of the Preferred Shares or such Registrable Securities may be made without registration under the 1933 Act, or (c) such holder provides the Company with reasonable assurances that the Preferred Shares or such Registrable Securities can be sold pursuant to Rule 144 under the 1933 Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

         h. Holdback Agreement. Buyers agree not to effect any sale or transfer of any of (i) the Registrable Securities and/or (2) any Common Stock issued upon conversion of the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share (the "Series C Common Shares"), for a one year period commencing on the Closing Date, other than sales or transfers to "affiliates," as that term is defined under the 1934 Act, who agree in writing to be bound by the foregoing; provided, however, that notwithstanding the foregoing, Buyers shall have the right to pledge any or all of the Registrable Securities and the Series C Common Shares in connection with margin transactions, provided such Registrable Securities are not used to satisfy margin calls. In consideration of this Agreement, the Company agrees to provide in the Amended and Restated Certificate of Incorporation, a form of which is attached hereto as Exhibit C(2), that the Conversion Price for the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share, shall be $3.00.

         i. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyers and is a valid and binding agreement of the Buyers enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Buyers that:

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         a. Organization and Qualification. The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of the subsidiaries of the Company (the "Subsidiaries") is a corporation duly organized, validly existing in good and in good standing under the laws of the jurisdictions in which it is incorporated. The Company and its

Subsidiaries each have the requisite corporate power to own their properties and to carry on their business as now being conducted. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the name of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, properties or financial condition of the Company and the Subsidiaries taken as a whole.

         b. Each of the Subsidiaries of the Company is listed on Schedule 3(a), attached hereto and hereby incorporated by reference. Other than the Subsidiaries, the Company does not as of the date of this Agreement, and on the Closing Date will not, own or control, directly or indirectly, any interest in any other corporation, association, limited partnership, limited liability company or other business entity of any kind whatsoever. The Company is not as of the date of this Agreement, and on the Closing Date will not be, a participant in any joint venture, partnership or similar arrangement.

         c. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement, and to issue the Preferred Shares and the Registrable Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and the Side Letter Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement, the Registration Rights Agreement and the Side Letter Agreement have been duly executed and delivered by the Company, and (iv) this Agreement, the Registration Rights Agreement and the Side Letter Agreement constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

         d. Capitalization. The authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock of which 43,743,301 shares are issued and outstanding, and (ii) 200,000 shares of serial preferred stock, $10 par value per share ("Preferred Stock") of which 2231 shares are issued and outstanding as 5% Cumulative Convertible Preferred Stock, Series C. Ten Thousand Preferred Shares will be issued at the Closing. No other shares of Common Stock or of serial preferred stock will be issued and outstanding on the Closing Date. All of such outstanding shares have been validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. No shares of Common

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Stock or Preferred Stock are subject to preemptive rights or any other similar rights of the stockholders of the Company. Except as disclosed in Schedule 3(d) as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities, and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement). The Company has furnished to the Buyers true and correct copies of the Company's Articles of Incorporation, as amended, as in effect on the date hereof ("Articles of Incorporation") and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

         e. Issuance of Securities. The Registrable Securities and Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof and thereof, shall be validly issued, fully paid and non-assessable, free from all liens and encumbrances, including, without limitation, liens and charges with respect to the issuance thereof, not subject to any preemptive rights, and issued in compliance with applicable federal and state securities laws and the rules and regulations of each national securities exchange or automated quotation system, if any, on which shares of Common Stock are listed as of the date of issuance.

         f. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Side Letter Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations and rules and regulations of national securities exchanges and automated quotation systems, if any, on which the Common Stock is listed as of the Closing Date) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company and the Subsidiaries is not being conducted, and shall not be conducted through the Registration Period (as defined herein), in violation of any law, ordinance, regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect. Except as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency

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in order for it to execute, deliver or perform any of its obligations under this
Agreement in accordance with the terms hereof.

         g. SEC Documents, Financial Statements. Since May 31, 1992, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents (as amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company is current in all of its required filings, and otherwise in compliance with its obligations, under the Exchange Act.

         h. Representations Complete. None of the representations, warranties or covenants made by Company in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished to Buyers pursuant to this Agreement, when all such documents are read together in their entirety, contains or will at the Closing contain any untrue statement of a material fact, or omits or will omit at Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         i. Absence of Certain Changes. Since November 30, 1996 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company.

         j. Absence of Litigation. Except as set forth in Schedule 3(j), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a

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Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein. To the Company's knowledge, there are no actions, suits, proceedings or investigations pending against the employees of the Company before any court or governmental agency (nor, to the Company's knowledge, is there any threat or basis therefor) involving the prior employment of any of such employees, their obligations under any agreements with prior employers or their use of information or techniques allegedly proprietary to any of their former employers. The Company is not a party to any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company presently intends to initiate.

4. COVENANTS.

         a. Best Efforts. The parties shall use their best efforts timely to satisfy each of the conditions described in Sections 6 and 7 of this Agreement.

         b. Form D. The Company agrees to file a Form D with respect to the Preferred Shares as required under Regulation D and to provide a copy thereof to the Buyers promptly after such filing.

         c. Reporting Status. Until the earlier of (i) the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors have sold all the Registrable Securities and (B) none of the Preferred Shares is outstanding (the "Registration Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

         d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for the Company's internal working capital purposes and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person except as the Company's board of directors deems necessary in order to develop and commercialize the Company's technology.

         e. Financial Information. The Company agrees to send the following reports to the Buyers during the Registration Period: (i) within five (5) days after the filing thereof with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; and (ii) within one day after release thereof, copies of all press releases issued by the Company or any of its subsidiaries. In addition, the Company will furnish to the Buyers any financial

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information, reports or analyses provided to any institution or other party lending funds to the Company as soon as practicable after release of such documents to such party.

         f. Access to Information. The Buyers shall have the right to visit and inspect any of the books and records and properties of the Company and its subsidiaries, if any, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may be reasonably requested in writing and on reasonable notice.

         g. Rule 144A(d)(4). The Company will comply with the requirements of Rule 144A(d)(4).

         h. Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the issuance of the Conversion Shares and the Damage Shares.

         i. Listing. The Company shall promptly secure the listing of the Registrable Securities upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Registrable Securities from time to time issuable under the terms of this Agreement and the Registration Rights Agreement.

         j. Expenses. Each shall bear all of their own costs and expenses, including legal and accounting fees, incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

5. TRANSFER AGENT INSTRUCTIONS.

         The Company shall instruct its transfer agent to issue certificates, registered in the name of the Buyers or their nominee, for the Conversion Shares and Damage Shares in such amounts as specified from time to time by the Buyers to the Company. Prior to registration of the Registrable Securities pursuant to an effective registration statement, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company shall provide instructions and opinions of counsel to its transfer agent in accordance with Section 3(p) of the Registration Rights Agreement. The Company warrants that no instruction other than such instructions referred to in this
Section 5, and stop transfer instructions to give effect to Section 2(f) hereof, in the case of the Registrable Securities, prior to registration of the Registrable Securities under the 1933 Act, will be given by the Company to its transfer agent and that the Preferred Shares and the Registrable Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Buyers' obligations and agreement to comply with all applicable securities laws upon resale of the Registrable Securities. If the Buyers provide the Company with an opinion of counsel, reasonably satisfactory in form, scope and substance to the

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Company, that registration of a resale by the Buyers of any of the Preferred
Shares or the Registrable Securities is not required under the 1933 Act, the Company shall permit the transfer, and promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Buyers.

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

         The obligation of the Company hereunder to sell the Preferred Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

         a. The parties shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to each other.

         b. The Buyers shall have delivered the Purchase Price to the Company by wire transfer of immediately available funds pursuant to the wiring instructions provided by the Company.

         c. The Company and GFL shall have executed the Side Letter Agreement and delivered the same to each other.

7. CONDITIONS TO THE BUYERS' OBLIGATION TO PURCHASE.

         The obligation of the Buyers to purchase the Preferred Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers' sole benefit and may be waived by the Buyers at any time in their sole discretion:

         a. The parties shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to each other.

         b. The Company and GFL shall have executed the Side Letter Agreement and delivered the same to each other.

         c. (i) The Board of Directors of the Company shall have caused the Company to file with the Secretary of State of Delaware the Certificate of Designation in the form attached hereto as Exhibit C(1); (ii) the Controlling Shareholders shall have executed and delivered to the Buyers a Written Consent of Shareholders approving the filing by the Company with the Secretary of State of Delaware of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C(2); and (iii) the Board of Directors of the Company shall have taken all other necessary or appropriate actions in order to effectuate the filing by the Company, as promptly as possible after the Closing Date, with the Secretary of State of Delaware of the

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Amended and Restated Certificate of Incorporation in the form attached hereto as
Exhibit C(2).

         d. Until the Effective Date, as defined in the Registration Rights Agreement, the Common Stock shall be authorized for quotation on the Small Cap Market of the National Association of Securities Dealers Automated Quotation ("NASDAQ") System ("NASDAQ SmallCap") and trading in the Common Stock on NASDAQ SmallCap shall not have been suspended by the SEC or NASDAQ.

         e. The Buyers shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers and in substantially the same form as Exhibit D.

         f. The Company shall have executed and delivered the Stock Certificate to the Buyers.

8. INDEMNIFICATION.

         a. Subject to Section 8(d), below, to the extent permitted by law, the Company will indemnify, hold harmless and defend (i) the Buyers, and (ii) the directors, officers and each person who controls either or both Buyers within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), if any (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) (collectively, "Claims") to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any breach by the Company of any of the representations, warranties, covenants and/or agreements of the Company in this Agreement. The Company shall reimburse the Indemnified Persons promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

         b. Subject to Section 8(d), below, the Buyers agree jointly to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section 8(a), the Company, and each of its directors and officers (each an "Indemnified Party" and collectively, an "Indemnified Parties"), against any Claim to which any of them may become subject, insofar as such Claim arises out of or is based upon any breach by the Buyers of any of the representations, warranties, covenants and/or agreements of the Buyers in this Agreement, and the Buyers will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity

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agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Buyers, which consent shall not be unreasonably withheld.

         c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 8 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to made against any indemnifying party under this
Section 8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In such event, the Company or the Buyers, as the case may be, shall pay reasonable fees for only one separate legal counsel for the Indemnified Persons or the Indemnified Parties, as the case may be. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 8, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

         d. Limitations on Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement:

                  (i) Neither the Company nor the Buyers shall be obligated to indemnify any Indemnified Person or Indemnified Party, as the case may be, pursuant to this Section 8, until the aggregate amount of all Claims for which such Indemnified Person or Indemnified Party, as the case may be, seeks to be so indemnified exceeds One Hundred Thousand Dollars ($100,000), whereupon such Indemnified Person or Indemnified Party shall be entitled to be so indemnified for the full amount of all such Losses in excess of the foregoing threshold amount;

                  (ii) The maximum aggregate liability of the Company to the Indemnified Persons for any reason whatsoever arising out of or related to this Agreement, including, without limitation, for indemnification with respect to Claims, shall not exceed Ten Million Dollars ($10,000,000) Dollars.

                  (iii) The maximum aggregate liability of the Buyers to the Indemnified Parties for any reason whatsoever arising out of or related to this Agreement, including, without limitation, for indemnification with respect to Claims, shall not exceed Ten Million Dollars ($10,000,000) Dollars.

9. GOVERNING LAW: MISCELLANEOUS.

         a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

         b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

         c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         e. Entire Agreement: Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor either of the Buyers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

         f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by telefacsimile, in each case addressed to a party. The addresses for such communications shall be:

                  If to the Company:

                  4127 N.W. 27th Lane
                  Gainesville, FL 32606

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                  Attention: Thomas L. Mehl, Sr.

                  With copy to:

                  Marks & Murase, L.L.P.
                  399 Park Avenue
                  New York, NY 10022
                  Telephone: (212) 318-7721
                  Telecopy: (212) 752-5378
                  Attention: Alan J. Bernstein, Esq.

         If to Clearwater IV, at the address on the signature page.

                  With copy to:

                  Rosenman & Colin, LLP
                  575 Madison Avenue
                  New York, NY 10022
                  Telephone: (212) 940-7003
                  Telecopy: (212) 940-8545
                  Attention: Richard H. Fortmann, Esq.

If to Clearwater Offshore, at the address on the signature page.

                  With copy to:

                  Rosenman & Colin, LLP
                  575 Madison Avenue
                  New York, NY 10022
                  Telephone: (212) 940-7003
                  Telecopy: (212) 940-8545
                  Attention: Richard H. Fortmann, Esq.

Each party shall provide notice to the other party of any change in address.

         g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought). Notwithstanding the foregoing, either or both of the Buyers may assign their respective rights hereunder to any of their "affiliates," as that term is defined under the 1934 Act, without the consent of the Company, provided, however, that any such assignment shall not release such Buyer of its obligations hereunder unless such obligations are assumed by such affiliate and the Company has consented to such assignment and assumption, such consent not to be unreasonably withheld.

         h. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         i. Survival. The representations and warranties of the Company and the Buyers contained in Sections 2 and 3 shall survive for a period of two (2) years subsequent to the Closing, and the agreements and covenants set forth in Sections 4, 5, 8(a), 8(b), 8(c), 8(d) and this Article 9 shall survive the Closing. Each party which constitutes the Buyers shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

         k. Publicity. The Company and the Buyers shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

         l. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         m. Termination. In the event that the Closing shall not have occurred on or before five (5) days from the date hereof, this Agreement shall terminate at the close of business on such date.

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

MEHL/BIOPHILE INTERNATIONAL CORPORATION

By: /s/ Thomas L. Mehl Sr.
    -----------------------
Name: Thomas L. Mehl Sr.
Its:  President and CEO

CLEARWATER FUND IV, LLC

By: /s/ Hans Frederic Heye
    -----------------------
Name: Hans Frederic Heye
Its:  Managing Member

Address:          611 Druid Road East - Suite 200
                  Clearwater, FL 34616
                  Telephone: (813) 442-0825
                  Telecopier: (813) 443-0143


CLEARWATER OFFSHORE FUND, LTD.

By: /s/ Darnell Osbourne
    -----------------------
Name: Darnell Osbourne
Its:  Director

Address:          c/o New World Trust (Bahamas) Limited
                  Euro-Canadian Centre, 1st Floor
                  Marlborough Street
                  P.O. Box N 4465
                  Nassau, Bahamas
                  Telephone: (809) 322-7461
                  Telecopier: (809) 326-6177